Exhibit 99
IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White President and CEO Phone: 908/206-3700
TRANSTECHNOLOGY REPORTS INCREASES IN SALES, OPERATING AND NET INCOME FOR THE FOURTH QUARTER AND FISCAL 2006
Union, New Jersey – May 11, 2006 — TransTechnology Corporation (OTC:TTLG) today reported that fiscal fourth quarter 2006 sales increased 39% to $22.1 million from $15.9 million in the prior year period. Operating income increased 54% to $4.3 million from $2.8 million in the prior year period. The Company reported net income of $0.8 million or $.10 per diluted share for the fourth quarter of the fiscal year ended March 31, 2006 compared to a net loss of $0.4 million or $.06 per diluted share in the year earlier period, which included a pre-tax charge of $1.2 million or $.11 per diluted share after taxes, relating to the settlement with the U.S. Government. Adjusted EBITDA, as described under Non-GAAP Financial Measures in this press release, for the fourth quarter of fiscal 2006 rose 53% to $4.8 million from last year’s $3.2 million.
For the twelve months ended March 31, 2006 the Company reported that net sales increased 2% to $64.4 million from last year’s $62.9 million and operating income increased 29% to $12.2 million from $9.4 million in the prior year. Net income for fiscal 2006 was $1.3 million or $.18 per diluted share. For fiscal 2005, the Company reported a net loss of $2.8 million or $.42 per diluted share which included a pre-tax charge of $2.2 million or $.20 per diluted share after taxes relating to the extinguishment of debt and a pre-tax charge of $1.2 million or $.11 per diluted share after taxes, relating to the settlement with the U.S. Government. Adjusted EBITDA for the twelve months of fiscal 2006 rose 26% to $13.7 million from last year’s $10.9 million.
Recapitalization completed
Joseph F. Spanier, Vice President and Chief Financial Officer, said, “The project to recapitalize the Company, which was announced December 23, 2005, has been completed. The first step involved the private placement of 2.5 million shares of common stock in the fourth quarter at $7.50 per share which allowed us to pay down our debt by approximately $17.2 million. This had the immediate effect of improving our balance sheet and cash flow. On May 1, 2006, we completed the second step which was the refinancing of the remaining debt with a new $50 million credit facility.
700 Liberty Avenue • P.O. Box 3300 • Union • New Jersey 07083
Tel. 908.688.2440 • Fax 908.686.7485 • www.transtechnology.com

TransTechnology Corporation — May 11, 2006
Fiscal 2006 Fourth Quarter Earnings Release	Page 2 of 6
The new credit facility, the cost of which is indexed to LIBOR, has allowed us to reduce our blended cost of debt to approximately 8.5% from the 16% blended rate of the debt we retired. In connection with the retirement of the old debt, we will recognize a pre-tax charge in the first quarter of fiscal 2007 currently estimated to be $1.3 million, or $.09 per diluted share after taxes, related to the write-off of capitalized fees and costs. Costs and fees associated with the refinancing and new debt are estimated at $0.4 million and will be capitalized and expensed over the five year term of the new financing. We believe that our competitive position as perceived by our customers, employees and suppliers has been enhanced by completion of the recapitalization.”
Backlog, book-to-bill and new orders all hit record levels in fiscal 2006
A record level of new orders received during the fourth quarter of $63.8 million increased the total new orders received for fiscal 2006 to $120.8 million, an increase in excess of 100% over fiscal 2005. The book-to-bill ratio for fiscal 2006 was 1.9 and the backlog stood at $91.2 million at March 31, 2006. All three of these metrics were influenced by the award of a contract from Airbus Deutschland GmbH to develop and manufacture cargo winches and cargo cranes for its new A400M military transport aircraft. Current shipment projections under that contract are for aggregate sales to exceed $40 million starting in calendar 2009 and will continue through 2020. Even without the Airbus contract, new orders for fiscal 2006 were $75.9 million or 13% higher than the previous record high year for bookings.
Fourth quarter reflects continued operating improvements
Robert L. G. White, President and Chief Executive Officer of the Company, said, “As we noted at the end of the third quarter, we expected the timing of customer orders which had prevented us from achieving the targeted sales through the third quarter to change and indeed that happened in the fourth quarter, facilitating the achievement of our targeted sales for the full fiscal year. Gross profit in the fourth quarter reflected the higher sales levels as compared to last year, although the mix of product shipped had the effect of lowering the gross profit margin for the fiscal 2006 fourth quarter as compared to last year. The gross profit margin increase for the full year of 90 basis points reflects improved margins in the overhaul and repair operation as a result of improvements we have implemented over the last several quarters. Selling, general and administrative expenses for the quarter increased primarily due to higher commissions and incentives as a result of the higher sales and improved results, and increased depreciation and other expenses relating to the new enterprise resource planning system. In addition, our expenditures for engineering have increased as we become more deeply engaged in efforts related to the Airbus contract and other programs including the Joint Unmanned Combat Air System and Sikorsky H-92. We expect our engineering costs will remain above historical levels in fiscal 2007 as we enhance our capabilities to meet customer requirements.”

TransTechnology Corporation — May 11, 2006
Fiscal 2006 Fourth Quarter Earnings Release	Page 3 of 6
Fiscal 2007 Business Targets
Mr. White further stated, “Our long-term vision for the future of our Company remains unchanged. We believe that Breeze-Eastern will continue to be recognized as the pre-eminent designer, manufacturer and service provider of sophisticated lifting equipment for the aerospace and defense markets.
The continued recovery in our operating results over the past fiscal year and the attendant loyalty of our customers, employees and suppliers during the past two and a half difficult years reinforce that belief. We are committed to our business model of market leadership through design, engineering and superior customer service; maintaining operating agility with a focus on cash generation; and keeping our highly qualified personnel challenged.”
Mr. White continued, “We have set our sales target at $70.0 million for fiscal 2007, an increase of approximately 9% from fiscal 2006. We expect to see our gross margin remain consistent with the 42-45% range it has been for the past three years. Our adjusted EBITDA objective for fiscal 2007 is approximately $14.0 million, a 2% increase from fiscal 2006’s $13.7 million but which includes an expected increase, in excess of 30%, in engineering spending as noted above. Because we have a $58.8 million federal net operating loss carry-forward at the end of fiscal 2006, we will not be required to pay federal income taxes on virtually any fiscal 2007 profits, but we will calculate, for EPS purposes, a full federal and state income tax burden. Our fiscal 2007 capital spending program, budgeted at less than $1.5 million, includes certain items to increase the efficiency of our operations.”
TransTechnology Corporation (http://www.transtechnology.com) operating as Breeze-Eastern (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The Company, which employs approximately 180 people at its facility in Union, New Jersey, reported sales of $64.4 million in the fiscal year ended March 31, 2006.
Non–GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), the Company also discloses operating income (gross profit less general, administrative and selling expenses) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, interest and other income/expense and loss on extinguishment of debt) which are non-GAAP measures. Management believes that providing this additional information is useful to investors, as it provides more direct information regarding the Company’s ability to meet debt service requirements so that investors may better assess and

TransTechnology Corporation — May 11, 2006
Fiscal 2006 Fourth Quarter Earnings Release	Page 4 of 6
understand the Company’s underlying operating performance. The Company does not intend for the additional information to be considered in isolation or as a substitute for GAAP measures. A reconciliation of (i) adjusted EBITDA to reported net income (loss) and (ii) operating income to gross profit are set forth following the balance sheet information contained in this press release.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation, competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; interest rate trends; the Company’s ability to provide a trading venue for its shares; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and the Form 10-Q for the third quarter ended December 25, 2005.
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

TransTechnology Corporation — May 11, 2006
Fiscal 2006 Fourth Quarter Earnings Release	Page 5 of 6
TransTechnology Corporation
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended		Twelve Months Ended
	3/31/06	3/31/05	3/31/06	3/31/05
Net sales	$22,124	$15,868	$64,418	$62,932
Cost of sales	11,999	8,367	36,457	36,177

Gross profit	10,125	7,501	27,961	26,755

General, administrative and selling expenses	5,787	4,685	15,789	17,320
Interest expense	2,320	2,326	9,320	10,469
Other expense (income)-net	80	(190)	130	(174)
Settlement with U.S. Government	—	1,197	—	1,197
Loss on extinguishment of debt	396	—	396	2,185

Income (loss) before income taxes	1,542	(517)	2,326	(4,242)

Provision (benefit) for income taxes	736	(125)	1,034	(1,466)

Net income (loss)	$806	$(392)	$1,292	$(2,776)

Basic earnings per share:
Net income (loss)	$0.10	$(0.06)	$0.18	$(0.42)

Diluted earnings per share:
Net income (loss)	$0.10	$(0.06)	$0.18	$(0.42)

Weighted average basic shares	7,846,000	6,699,000	7,006,000	6,688,000
Weighted average diluted shares	7,905,000	6,699,000	7,042,000	6,688,000
BALANCE SHEET INFORMATION

	3/31/06	3/31/05
Current assets	$38,369	$30,595
Property, plant and equipment – net	4,810	4,492
Other assets	38,766	41,351

Total assets	$81,945	$76,438

Current portion of long-term debt and short term borrowings	$4,562	$3,465
Other current liabilities	16,707	10,774

Total current liabilities	21,269	14,239
Long-term debt	39,415	57,868
Other non-current liabilities	8,933	10,690
Stockholders’ equity (deficit)	12,328	(6,359)

Total liabilities and stockholders’ equity (deficit)	$81,945	$76,438

TransTechnology Corporation — May 11, 2006
Fiscal 2006 Fourth Quarter Earnings Release	Page 6 of 6
Reconciliation of Reported Income (Loss) to Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	3/31/06	3/31/05	3/31/06	3/31/05
Net sales	$22,124	$15,868	$64,418	$62,932
Cost of sales	11,999	8,367	36,457	36,177

Gross Profit	10,125	7,501	27,961	26,755

SG&A — operations	4,250	3,231	11,169	12,211
Corporate office expenses	1,537	1,454	4,620	5,109

Total SG&A	5,787	4,685	15,789	17,320

Operating income	4,338	2,816	12,172	9,435

Add back: depreciation and amortization	481	334	1,561	1,496

Adjusted EBITDA	$4,819	$3,150	$13,733	$10,931

Net income (loss)	$806	$(392)	$1,292	$(2,776)

Provision (benefit) for income taxes	736	(125)	1,034	(1,466)
Depreciation and amortization	481	334	1,561	1,496
Interest expense	2,320	2,326	9,320	10,469
Other expense (income)-net	80	(190)	130	(174)
Settlement with U.S. Government	—	1,197	—	1,197
Loss on extinguishment of debt	396	—	396	2,185

Adjusted EBITDA	$4,819	$3,150	$13,733	$10,931

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